Filed Pursuant to Rule 424(b)(3)

Registration No. 333-225083

P R O S P E C T U S  S U P P L E M E N T NO. 2

(To prospectus dated June 1, 2018)

670,000 Shares of Common Stock

Pre-Funded Warrants to Purchase up to 7,330,000 Shares of Common Stock

Series A Warrants to Purchase up to 8,000,000 Shares of Common Stock

Placement Agent Warrants to Purchase up to 560,000 Shares of Common Stock

Shares of Common Stock Underlying the Pre-Funded Warrants, Series A Warrants and Placement Agent Warrants

This prospectus supplement (“Supplement”) modifies, supersedes and supplements information contained in, and should be read in conjunction with, that certain prospectus, dated June 1, 2018, as supplemented by the prospectus supplement dated November 26, 2018 (the “Prospectus”), related to offering by ReShape Lifesciences Inc. of 670,000 shares of our common stock, $0.01 par value per share, at a purchase price of $1.25 per share, pre-funded warrants to purchase up to 7,330,000 shares of our common stock, series A warrants to purchase up to 8,000,000 shares of our common stock, and warrants issued to the placement agent in connection with the offering.

The information contained in this Supplement modifies and supersedes, in part, the information in the Prospectus, as supplemented. Any information that is modified or superseded in the Prospectus shall not be deemed to constitute a part of the Prospectus, except as modified or superseded by this Supplement.

We may amend or supplement the Prospectus from time to time by filing amendments or supplements as required. You should read the entire Prospectus and any amendments or supplements carefully before you make an investment decision.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page S-10 of the Prospectus.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

You should carefully consider the risk factors set forth in the Prospectus, as well as the other information contained in this Supplement and the Prospectus. This Supplement and the Prospectus contain forward-looking statements regarding events, conditions, and financial trends that may affect our plan of operation, business strategy, operating results, and financial position. You are cautioned that any forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Actual results may differ materially from those included within the forward-looking statements as a result of various factors. Cautionary statements in the “Risk Factors” section of the Prospectus identify important risks and uncertainties affecting our future, which could cause actual results to differ materially from the forward-looking statements made in this supplement and the prospectus.

REPRICING OF SERIES A WARRANTS

On March 29, 2019, we amended the series A warrants to purchase up to 8,000,000 shares of common stock in order to reduce the exerice price from $1.50 per share to $0.01 per share. In connection with such amendment, the holders of the series A warrants agreed to loan the company the aggregate principal amount of $2,000,000 pursuant to secured subordinated original issue discount convertible debentures dated March 29, 2019 that will mature three months after the issue date.

The date of this Prospectus Supplement No. 2 is March 29, 2019